Exhibit 10.40

AMENDMENT TO RETENTION AGREEMENT

This Amendment to Retention Agreement (the “Amendment”) is entered into as of November 13, 2007 (the “Effective Date”), between              (the “Executive”) and Longs Drug Stores California, Inc. (the “Corporation”).

RECITALS

WHEREAS, on             , the Executive and the Corporation entered into a Retention Agreement (the “Agreement”) which provides for certain benefits upon the occurrence of a termination of Executive’s employment which constitutes a “Qualifying Termination” (as defined in the Agreement); and

WHEREAS, the parties wish to amend certain provisions of the Agreement to reflect recent changes affecting the taxation of deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.

1. Conditions. Section 1(g) of the Agreement shall be amended and restated in its entirety to read as follows:

Conditions. The payments and benefits provided under this Section 1 (other than those described in subsection 1(d)) are conditioned on Executive’s continuing compliance with this Agreement and the applicable policies of the Parent Corporation, the Corporation and their respective affiliates and the Executive’s execution (and effectiveness) of a general release of claims and covenant not to sue in a form that is satisfactory to the Corporation upon termination of employment. If Executive does not properly execute such a release within ninety (90) days after Executive’s termination of employment or if the Executive attempts to revoke or revokes such a release the Executive will not be entitled to any of the benefits provided under this Section 1 (other than those described in subsection 1(d)).

2. Delay of Payments in Certain Circumstances. The following shall be added as a new Section 1(h) of the Agreement:

Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) with the Corporation and the Parent Corporation or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 1(h) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

3. Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4. Applicable Law. This Amendment shall be governed by the law of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

[Name]

LONGS DRUG STORES CALIFORNIA, INC.

By:
Its:

2